Exhibit 11


                VALUEVISION INTERNATIONAL, INC. AND SUBSIDIARIES

                       COMPUTATION OF NET INCOME PER SHARE


                                          Three Months Ended April 30,
                                           -------------------------
                                              1996          1995
                                           -----------   -----------

Net income                                 $16,453,410   $   217,742
                                           ===========   ===========

Weighted average number of common
shares outstanding                          29,352,137    27,991,875

Shares assumed to be issued upon the
exercise of common stock options and
warrants under the treasury stock method     1,064,290          --
                                           -----------   -----------

Weighted average number of common
shares and common equivalent shares
outstanding                                 30,416,427    27,991,875
                                           ===========   ===========

Net income per common and dilutive
common equivalent shares                   $      0.54   $      0.01
                                           ===========   ===========